Exhibit 99.1

PlanGrid, Inc. and Subsidiaries

Report of Independent Auditors

To the Board of Directors of PlanGrid, Inc.

We have audited the accompanying consolidated financial statements of PlanGrid, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of January 31, 2018, and the related consolidated statements of operations and comprehensive loss, of changes in redeemable convertible preferred stock and stockholders' deficit, and of cash flows for the year then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of PlanGrid, Inc. and its subsidiaries as of January 31, 2018 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
San Jose, California
May 25, 2018

PlanGrid, Inc. and Subsidiaries
Consolidated Balance Sheet
January 31, 2018

(in thousands, except for number of shares and par value)	2018
Assets
Current Assets:
Cash and Cash equivalents	$11,676
Accounts receivable, net	6,222
Prepaid expenses and other current assets	3,305
Marketable securities, short-term	22,368
Total current assets	43,571
Property, equipment and software, net	2,801
Marketable securities, long-term	1,783
Other assets	517
Total assets	$48,672
Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Deficit
Current liabilities:
Accounts payable, accrued expenses, and other current liabilities	$5,571
Deferred revenue, short-term	27,683
Total current liabilities	33,254
Deferred revenue, long-term	405
Other liabilities	186
Total liabilities	33,845
Redeemable Convertible Preferred Stock: par of $0.00001; 24,597,591 shares authorized as of January 31, 2018; 24,597,590 shares issued and outstanding as of January 31, 2018	81,714
Stockholders' deficit:
Common stock: par of $0.00001; 67,000,000 shares authorized as of January 31, 2018; 26,458,836 shares issued and outstanding as of January 31, 2018	—
Additional paid-in-capital	6,339
Accumulated deficit	(73,194)
Accumulated other comprehensive loss	(32)
Total stockholders' deficit	(66,887)
Total liabilities, redeemable convertible preferred stock, and stockholders' deficit	$48,672

The accompanying notes are an integral part of these consolidated financial statements.

PlanGrid, Inc. and Subsidiaries
Consolidated Statement of Operations
Year Ended January 31, 2018

2018
(in thousands)
Revenues	$47,606
Cost of revenues	6,330
Gross profit	41,276
Operating expenses:
Research and development	19,305
Sales and marketing	34,808
General and administrative	7,235
Total operating expenses	61,348
Loss from operations	(20,072)
Other income (expense), net	358
Loss before provision for income taxes	(19,714)
Provision for income taxes	(29)
Net loss	$(19,743)

The accompanying notes are an integral part of these consolidated financial statements.

PlanGrid, Inc. and Subsidiaries
Consolidated Statement of Comprehensive Loss
Year Ended January 31, 2018

2018
(in thousands)
Net Loss	$(19,743)
Other comprehensive loss:
Unrealized loss on marketable securities, net of tax	(2)
Comprehensive loss	$(19,745)

The accompanying notes are an integral part of these consolidated financial statements.

PlanGrid, Inc and Subsidiaries
Consolidated Statement of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Year Ended January 31, 2018

(in thousands, except share and per share amounts)	Redeemable Convertible Preferred Stock						Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Deficit
	Series A		Series B		Series AA
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 31, 2017	13,103,073	$30,042	6,075,397	$43,009	4,450,578	$1,778	26,048,016	$—	$3,688	$(53,451)	$(30)	$(49,793)
Issuance of Series B Convertible Preferred Stock at $7.0983 per share, net of issuance costs of $23	—	—	968,542	6,852	—	—	—	—	—	—	—	—
Exercise of common stock options	—	—	—	—	—	—	422,307	—	650	—	—	650
Buyback of common stock	—	—	—	—	—	—	(11,487)	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	2,034	—	—	2,034
Accretion of contingently redeemable convertible preferred stock to redemption value	—	11	—	22	—	—	—	—	(33)	—	—	(33)
Net Loss	—	—	—	—	—	—	—	—	—	(19,743)	—	(19,743)
Unrealized gain(loss) on marketable securities	—	—	—	—	—	—	—	—	—	—	(2)	(2)
Balance as of January 31, 2018	13,103,073	$30,053	7,043,939	$49,883	4,450,578	$1,778	26,458,836	$—	$6,339	$(73,194)	$(32)	$(66,887)

The accompanying notes are an integral part of these consolidated financial statements.

PlanGrid, Inc and Subsidiaries
Consolidated Statement of Cash Flows
Year ended January 31, 2018

(in thousands)	2018
Cash flows from operating activities
Net loss	$(19,743)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	873
Stock-based compensation expense	1,995
Amortization of premium/discount on investments	(48)
Other	7
Changes in operating assets and liabilities
Accounts receivable, net	(2,381)
Prepaid expenses and other current assets	(1,244)
Accounts payable, accrued expenses and other current liabilities	474
Deferred revenues	10,003
Other liabilities	(17)
Net cash used in operating activities	(10,081)
Cash flows from investing activities
Purchases of property, equipment, and software	(616)
Capitalized software development costs	(1,740)
Proceeds from maturities of marketable securities	25,564
Purchases of marketable securities	(22,837)
Net cash provided by investing activities	371
Cash flows from financing activities
Net proceeds from issuance of preferred stock	6,852
Proceeds from exercise of stock options	650
Fees paid for revolving credit facility	(18)
Net cash provided by financing activities	7,484
Change in cash and cash equivalents	(2,226)
Cash and cash equivalents, beginning of period	13,902
Cash and cash equivalents, end of period	$11,676
Supplemental disclosures of cash flow information
Property, equipment, and software accrued but not yet paid	$38
Stock-based compensation expense capitalized for internal-use software	$39

The accompanying notes are an integral part of these consolidated financial statements.

PlanGrid, Inc and Subsidiaries
Notes to the Consolidated Financial Statements
Year ended January 31, 2018

1.	Description of Business

PlanGrid, Inc. (the "Company") is a provider of cloud-based field management solutions for the construction industry. The Company's key product is a Software-as-a-Service ("SaaS") solution with various features for contractors, engineers, and other stakeholders in the construction process. The solution features include the capability to compare blueprint sheets, take measurements, create permissions, and assign tasks, upload photos and attachments, and reference industry-specific documents such as Requests for Information (RFIs), specs, submittals, field reports, etc. The Company's SaaS solutions are available at various pricing levels based on the number of sheets or users. The Company sells its service offerings directly to end-customers through its website, mobile applications, and sales personnel. The Company's SaaS solution is available for customers to access online as well as via mobile platforms (Windows, iOS, and Android).

The Company incorporated in Delaware in 2011 and is headquartered in San Francisco, California. The Company has wholly owned subsidiaries in Canada, Australia, the United Kingdom, and Hong Kong, which commenced operations in February 2016, August 2016, September 2016, and January 2018, respectively.

2.	Significant Accounting Policies

Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America ("GAAP"). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated during consolidation.

Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, management evaluates its significant estimates including the valuation of accounts receivable, the lives of tangible and intangible assets, stock-based compensation, revenue recognition, and provisions for income taxes. Management bases its estimates on historical experience and on various other market-specific and relevant assumptions that management believes to be reasonable under the circumstances. Actual results could differ from those estimates and such differences could be material to the financial position and results of operations.

Foreign Currency Translation
The functional currency for the Company's foreign operations is the U.S. dollar. Foreign currency transaction gains and losses are included in the consolidated statements of operations for the period in other expense, net. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate prevailing on the balance sheet date. Revenues and expenses are translated at the transaction spot rate. Foreign currency transaction gains and losses were not material for the year ended January 31, 2018.

Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturity of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents generally consist of investments in money market funds and commercial paper. The fair market value of cash equivalents approximated their carrying value as of January 31, 2018.

Fair Value Measurements
The accounting guidance for fair value measurements prioritizes the inputs used in measuring fair value in the following hierarchy:

Level 1     Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3	Unobservable inputs for which there is little or no market data, which require the Company to develop its own assumptions.

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The carrying amounts of accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities.

Marketable securities with final maturities of at least three months but no more than 12 months from the date of purchase are classified as short-term. The Company's marketable securities are classified as available-for-sale and consist of high quality, investment grade securities from diverse issuers with predetermined minimum credit ratings. The Company values these securities based on pricing from pricing vendors who may use inputs other than quoted prices that are observable either directly or indirectly (Level 2 inputs) in determining fair value. As such, the Company classifies all of its marketable securities as having Level 2 inputs. The valuation techniques used to measure the fair value of the Company's marketable securities having Level 2 inputs were derived from market prices that are corroborated by observable market data and quoted market prices for similar instruments.

Accounts Receivable, Net
Accounts receivable are recorded at the invoiced amount, net of allowance. The allowance is based on the Company's assessment of the collectability of accounts by considering the age of each outstanding invoice and the collection history of each customer and an evaluation of potential risk of loss associated with delinquent accounts. Amounts deemed uncollectible are charged against the allowance for doubtful accounts when identified. The Company allowance for doubtful accounts was $0.6 million as of January 31, 2018.

Concentrations of Credit Risk and Significant Customers
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents, investments in marketable securities, and accounts receivable. Cash and cash equivalents and short-term investments are currently held in one financial institution and, at times, may exceed federally insured limits.

For the year ended January 31, 2018, no single customer represented greater than 10% of revenue. As of January 31, 2018, no single customer represented greater than 10% of accounts receivable, net. Revenue is primarily generated from customers located throughout the United States.

Property and Equipment, Net
Property and equipment, net, is stated at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over the following estimated useful lives:

Computer hardware	2 years
Purchased software	3 years
Furniture and fixtures	5 years
Leasehold improvements	Lesser of useful life or lease term

Revenue Recognition
The Company derives revenue from subscription fees and professional services fees.

The Company sells subscriptions to its platform through arrangements that are generally one to three years in length. The Company's arrangements are generally noncancelable and nonrefundable. Furthermore, if a customer reduces the contracted usage or service level, the customer has no right of refund. The Company's subscription arrangements do not provide customers with the right to take possession of the software supporting the platform and, as a result, are accounted for as service arrangements.

The Company commences revenue recognition when all of the following criteria are met:

•	Persuasive evidence of an arrangement exists

•	Service has been or is being provided

•	The fees are fixed or determinable

•	Collectability is reasonably assured

Multiple Element Arrangements
For arrangements with multiple deliverables, the Company evaluates whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple- deliverable arrangement as separate units of accounting, the deliverables must have stand-alone value upon delivery and, in situations in which a general right of return exists for the delivered item, delivery or performance of the undelivered item is considered probable and substantially within the control of the Company. The Company's professional services have stand-alone value because they are sold separately by the Company and third parties. The Company's subscription services have stand-alone value as the Company routinely sells the subscriptions separately, and once the customer is given access, the software solution is fully functional and does not require any additional development, modification, or customization. Customers have no general right of return for delivered items. If the deliverables have stand-alone value upon delivery, the Company accounts for each deliverable separately and revenue is recognized for the respective deliverables as they are delivered based on the relative selling price, which the Company determines by using the best estimate of selling price (BESP), as neither vendor-specific objective evidence (VSOE) nor third-party evidence is available.

The Company has determined its BESP for its deliverables based on size and volume of the Company's transactions, overarching pricing objectives and strategies, product-specific factors and historical sales of the deliverables.

Subscription revenue is recognized on a straight-line basis over the noncancelable contractual term of the arrangement, generally beginning on the date that the Company's service is made available to the customer, provided all other revenue recognition criteria have been met. Professional services consist primarily of web-based and in-person training, and the Company recognizes revenue from training and consulting services as the services are provided.

Sales taxes collected from customers and remitted to government authorities are excluded from revenue.

Deferred Revenue
Deferred revenue consists of customer billings in advance of revenue being recognized from the Company subscription and professional services arrangements where the subscription period has already commenced. The Company primarily invoices its customers for its subscription services arrangements annually in advance. The Company's payment terms generally provide that customers pay the invoiced portion of the total arrangement fee within 25 days of the invoice date. Amounts anticipated to be recognized within one year of the balance sheet date are recorded as deferred revenue, short-term; the remaining portion is recorded as deferred revenue, long-term in the consolidated balance sheets.

Cost of Revenues
Costs of revenue primarily consist of costs related to providing the Company's cloud-based platform to its customers, including third-party hosting fees, amortization of capitalized software development costs, customer support and professional services staff, and other employee-related expenses for maintenance of the platform, as well as allocated overhead costs.

Research and Development
Research and development costs are expensed as incurred. Research and development costs consist primarily of payroll and employee benefits associated with the planning and post- operational stages of development related to upgrades and enhancements to the Company's software platform.

Advertising
Advertising costs are expensed as incurred as a component of sales and marketing expenses on the consolidated statement of operations. Advertising costs amounted to $1.8 million for the year ended January 31, 2018.

Capitalized Software Development Costs
The Company capitalizes certain development costs incurred in connection with software development for its cloud-based platform. Costs incurred in the preliminary stages of development are expensed as incurred. Once the software has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. Software development costs incurred in the maintenance and minor upgrade and enhancement of software without adding additional functionality are expensed as incurred. Capitalization ceases upon completion of all substantial testing. These software development costs are recorded as part of property, equipment, and software, net, on the consolidated balance sheets.

Capitalized software development costs are amortized on a straight-line basis to cost of revenues over the technology's estimated useful life, which is generally two to three years. During the years ended January 31, 2018, the Company capitalized $1.7 million in software development costs.

Stock-Based Compensation
Stock-based compensation issued to employees is measured based on the grant-date fair value of the awards and recognized in the consolidated statement of operations on a straight-line basis, net of estimated forfeitures, over the period during which the employee is required to perform services in exchange for the award, generally the vesting period of the award.

The Company's use of the Black-Scholes option-pricing model to estimate the fair value of stock options granted requires the input of highly subjective assumptions. These assumptions and estimates are as follows:

Fair value of Common Stock
Because the Company's common stock is not yet publicly traded, the Company must estimate the fair value of common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company's common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous unrelated third-party valuations of the Company's common stock; (ii) the prices, rights, preferences and privileges of the Company's Preferred Stock relative to those of its common stock; (iii) the lack of marketability of the Company's common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions and (vii) precedent transactions involving the Company's shares.

Expected Term
The expected term represents the period that the stock-based awards are expected to be outstanding. The Company uses the simplified method to determine the expected term for its option grants. The simplified method calculates the expected term as the average of the time-to- vesting and the contractual life of the options. The Company uses the simplified method to determine its expected term because of its limited history of stock option exercise activity.

Expected Volatility
The expected volatility is derived from the average historical stock volatilities of several comparable publicly listed peer companies over a period approximately equal to the expected term of the options as the Company has no trading history by which to determine the volatility of its own common stock.

Expected Dividend
The expected dividend has been zero as the Company has never paid dividends and has no expectations to do so.

Risk-Free Interest Rate
The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term of the options.

Income Taxes
The Company accounts for income taxes under the liability method. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled.

Recently Issued Accounting Pronouncements Not Yet Adopted
In May 2014, the Financial Accounting Standards Board (FASB) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU 2014-09) and has modified the standard thereafter. These standards replace existing revenue recognition rules with a comprehensive revenue measurement and recognition standard and expanded disclosure requirements. ASU 2014-09, as amended, becomes effective for the Company on February 1, 2019; however, early adoption is permitted. The standard permits the use of either the retrospective or modified retrospective transition method. Under the retrospective transition method, the standard applies to contracts in all reporting periods presented. Under the modified retrospective transition method, the standard applies only to contracts still open as of February 1, 2019, recognizing in beginning retained earnings an adjustment for the cumulative effect of the change and providing additional disclosures comparing results to previous rules. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01 (Topic 825), Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, which amends the guidance in U.S. GAAP on the classification and measurement of financial instruments. Changes to the current guidance primarily affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the standard clarifies guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available- for-sale debt securities. The new standard is effective for fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019; however, early adoption is permitted. The Company is currently evaluating the impact of adopting this standard.

In February 2016, the FASB issued ASU No. 2016-02 (Topic 842), Leases (ASU 2016-02), which supersedes the guidance in topic ASC 840, Leases. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. ASU 2016-02 is effective for fiscal years beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020; however, early adoption is permitted. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (ASU 2018-02). Under existing U.S. GAAP, the effects of changes in tax rates and laws on deferred tax balances are recorded as a component of income tax expense in the period in which the law was enacted. When deferred tax balances related to items originally recorded in accumulated other comprehensive income (loss) are adjusted, certain tax effects become stranded in accumulated other comprehensive income. The amendments in ASU 2018-02 allow a reclassification from accumulated other comprehensive income (loss) to retained earnings (accumulated deficit) for stranded income tax effects resulting from the 2017 Tax Cuts and Jobs Act. The amendments in this ASU also require certain disclosures about stranded income tax effects. The guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption in any period is permitted. The Company is currently evaluating the impact of the adoption of this standard on its consolidated financial statements. The Company does not anticipate the adoption of this standard will have a material impact on the Company's consolidated financial statements.

3.	Cash Equivalents and Marketable Securities

The amortized costs, unrealized gains and losses, and estimated fair values of the Company's cash equivalents and marketable securities as of January 31, 2018 were as follows (in thousands):

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Cash equivalents
Money market funds	$10,312	$—	$—	$10,312
Marketable securities
Corporate bonds	2,024	—	(5)	2,019
U.S. treasury securities	14,189	—	(27)	14,162
Commercial paper	7,970	—	—	7,970
Total marketable securities	24,183	—	(32)	24,151
Total cash equivalents and marketable securities	$34,495	$—	$(32)	$34,463

4.	Fair Value Measurements

The following tables present information about the Company's money market funds, and marketable securities measured at fair value on a recurring basis as of January 31, 2018 and indicate the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value (in thousands):

	January 31, 2018
	Level 1	Level 2	Level 3	Fair Value
Cash Equivalents
Money market funds	$10,312	$—	$—	$10,312
Total cash equivalents	10,312	—	—	10,312
Marketable Securities
Corporate bonds	—	2,019	—	2,019
U.S. treasury securities	—	14,162	—	14,162
Commercial paper	—	7,970	—	7,970
Total marketable securities	$—	$24,151	$—	$24,151

5.	Balance Sheet Components

Property, Equipment, and Software, Net
Property, equipment, and software, net, consisted of the following (in thousands):

January 31, 2018
Leasehold improvements	$316
Capitalized software development costs	3,021
Computer hardware	378
Purchased software	166
Furniture and fixtures	577
Total property, equipment, and software	4,458
Less: Accumulated depreciation and amortization	(1,657)
Property, equipment, and software, net	$2,801

Depreciation and amortization expense related to property and equipment, excluding software development costs was $0.4 million during the year ended January 31, 2018. Amortization expense related to software development costs was $0.5 million during the year ended January 31, 2018.

Accounts Payable, Accrued Expenses, and Other Current Liabilities
Accounts payable, accrued expenses, and other current liabilities consisted of the following (in thousands):

January 31, 2018
Accounts payable	$754
Accrued state sales taxes	585
Accrued expenses	2,337
Accrued compensation	1,461
Other	434
$5,571

6.	Income Taxes

The Company's loss before provision for income taxes for the year ended January 31, 2018 consists of the following (in thousands):

Year Ended January 31, 2018
Domestic	$(19,832)
International	118
Loss before provision for income taxes	$(19,714)
The components of the provision for income taxes for the year ended January 31, 2018 consist of the following (in thousands):

2018
Current
Federal	$(17)
State	16
International	30
Total current	29
Deferred
Federal	—
State	—
International	—
Total deferred	—
Total provision for income taxes	$29

Deferred income taxes reflect the net tax effects of net operating loss and tax credit carryovers and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax assets and liabilities as of January 31, 2018 consist of the following (in thousands):

2018
Net operating loss carryforwards	$16,029
Accruals and reserves	1,212
Stock based compensation	356
Research and development credits	3,661
Other	7
Total deferred tax assets	21,265
Valuation allowance	(20,754)
Fixed assets and intangibles	(511)
Total deferred tax liabilities	(511)
Total net deferred tax assets	$—

Based upon available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, management has established a valuation allowance for all deferred tax assets. As of January 31, 2018, the Company had a valuation allowance of approximately $20.8 million against its net deferred tax assets.

As of January 31, 2018, the Company had federal net operating loss carryforwards of approximately $62.7 million which will begin to expire in 2034 and state net operating loss carryforwards of approximately $43.7 million, which will begin to expire in 2025.

As of January 31, 2018, the Company had federal research and development credit carryforwards of approximately $3.2 million, which will begin to expire in 2034 and state research and development credit carryforwards of approximately $2.5 million which will begin to expire in 2029.

Federal and state tax laws impose substantial restrictions on the utilization of the net operating loss for tax purposes and credit carryforwards in the event of an ownership change as defined in Section 382 of the Internal Revenue Code. Accordingly, the Company's ability to utilize these carryforwards may be limited as a result of such ownership change. Such a limitation could result in the expiration of carryforwards before they are utilized.

The cumulative effect of adopting ASC 740-10 resulted in no adjustment to retained earnings. The Company had unrecognized tax benefits ("UTBs") of approximately $1.7 million as of January 31, 2018, of which $1.6 million would affect the effective tax rate if recognized, before consideration of the valuation allowance.

It is the Company's policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, the Company is subject to examination by taxing authorities throughout the world. The Company is not currently under audit by the Internal Revenue Service or any other similar state, local, or foreign authority. All tax years remain open to examination by major taxing jurisdictions to which the Company is subject.

A U.S. provision has not been provided at January 31, 2018, for U.S. or foreign withholding taxes on the undistributed earnings from the Company's foreign entities. It is the present intention of management to reinvest the undistributed earnings indefinitely in foreign operations. However, the Company is in the process of evaluating the implications of the U.S. tax legislations that were recently implemented, which may impact their present intention to reinvest in foreign operations. It is not currently practicable to estimate the amount of deferred tax liability on such undistributed earnings.

In December 2017, the Tax Cuts and Jobs Act (the "2017 Tax Act") was enacted. The 2017 Tax Act includes a number of changes to existing U.S. tax laws that impact the Company, most notably a reduction of the U.S. corporate income tax rate from 35 percent to 21 percent for tax years beginning after December 31, 2017. The 2017 Tax Act also provides for a one-time transition tax on certain foreign earnings, the acceleration of depreciation for certain assets placed into service after September 27, 2017, as well as prospective changes beginning in 2018, including repeal of the domestic manufacturing deduction, acceleration of tax revenue recognition, capitalization of research and development expenditures, additional limitations on executive compensation and limitations on the deductibility of interest.

On December 22, 2017, the SEC issued guidance under Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act ("SAB 118"), allowing taxpayers to record a reasonable estimate of the impact of the U.S. legislation when it does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete its accounting for the change in tax law. In March 2018, the FASB issued
ASU No. 2018-05, Income Taxes (Topic 740), Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118. This Accounting Standards Update adds various SEC paragraphs pursuant to the issuance of SEC Staff Accounting Bulletin No. 118 as amendments to Subtopic 740-10. As such, the Company's financial results reflect the income tax effects of the 2017 Tax Act for which the accounting under ASC Topic 740 is reasonably estimated. The Company did not identify items for which the income tax effects of the 2017 Tax Act have not been completed and a reasonable estimate could not be determined as of January 31, 2018.

The changes to existing U.S. tax laws as a result of the 2017 Tax Act, which we believe have the most significant impact on the Company's federal income taxes are as follows:

Reduction of the U.S. Corporate Income Tax Rate
The Company measures deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid. Accordingly, the Company's deferred tax assets and liabilities were remeasured to reflect the reduction in the U.S. corporate income tax rate from 35 percent to 21 percent, resulting in a $8.0 million decrease in net deferred tax assets and a corresponding $8.0 million decrease in the valuation allowance as of January 31, 2018.

Transition Tax on Foreign Earnings
The Company recognized a provisional foreign income inclusion of $30 thousand for the year ended January 31, 2018 related to the one-time transition tax on certain foreign earnings. This resulted in a corresponding decrease in deferred tax assets due to the utilization of net operating losses. The determination of the transition tax requires further analysis regarding the amount and composition of the Company's historical foreign earnings, which is expected to be completed in the second half of 2018.

Acceleration of Depreciation
The Company recognized a provisional reduction to net deferred tax assets and a corresponding reduction in valuation allowance of $0.2 million attributable to the accelerated depreciation for certain assets placed into service after September 27, 2017.

7.	Redeemable Convertible Preferred Stock and Stockholders' Deficit Common Stock

The Company is authorized to issue 67,000,000 shares of $0.00001 par value common stock. As of January 31, 2018, the Company had 26,458,836 shares of common stock issued and outstanding.

Redeemable Convertible Preferred Shares
The following table summarizes convertible preferred stock authorized and issued and outstanding as of January 31, 2018:

	Shares Authorized	Shares Issued and Outstanding	Net Proceeds (In thousands)	Aggregate Liquidation Preference (In thousands)
Series A	13,103,073	13,103,073	$29,975	$30,065
Series AA	4,450,578	4,450,578	1,574	1,597
Series B	7,043,940	7,043,939	49,814	50,000
	24,597,591	24,597,590	$81,363	$81,662

Significant terms of the convertible preferred stock as of January 31, 2018 are as follows:

Dividends
Holders of Series A and B series convertible preferred stock are entitled to receive noncumulative dividends on a pari passu basis in preference to any dividends to Series AA and common stockholders at a rate equal to 6% of the original issue price per share per annum, respectively, on each outstanding share of preferred stock payable when and if declared by the board of directors. No dividends have been declared as of January 31, 2018.

Voting
The holders of each share of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such preferred stock is convertible.

Conversion
The holders of each share of preferred stock have the option to convert each share of preferred stock into shares of common stock (subject to adjustment for events of dilution) at any time at the applicable conversion price in effect on the date of conversion. The Series A, AA, and B preferred stock shall automatically be converted into common stock upon the earlier of 1) the date and time, or the occurrence of an event, specified by a vote or written consent or agreement of at least a majority of Series A, AA, and B preferred stockholders voting together on an as-converted basis, or 2) an initial public offering with aggregate gross proceeds of at least $35,000,000.

Liquidation
In the event of liquidation, dissolution, or winding up or change of control of the Company, the holders of Series A, AA, and B convertible preferred stock are entitled to receive on a pari passu basis an amount equal to the greater of 1) $2.2945, $0.3589, and $7.0983 per share, respectively, plus any declared but unpaid dividends, or 2) such amount per share as would have been payable had all shares of such series of preferred stock been converted into common stock. After payment has been made to the holders of preferred stockholders, the entire remaining assets and funds shall be distributed ratably among the holders of common stock.

Contingent Redemption Feature
Upon receiving a written request at any time after the seventh anniversary of the original issue date of Series B preferred stock, signed by the holders of a majority of the then outstanding shares of Series A and B preferred stock voting together as a single class on an as-converted basis, the Company shall redeem at least one-third of the shares of Series A and B preferred stock then outstanding. The Series A and B preferred stock shall be redeemed in cash at the respective redemption price of each series of preferred stock. Therefore, all shares of Series A and B preferred stock have been presented outside of permanent equity on the consolidated balance sheets. The Series AA convertible preferred stock is contingently redeemable upon a deemed liquidation event outside the control of the Company such as a change in control or a sale of substantially all of the assets of the Company. Therefore, all shares of Series AA preferred stock have been presented outside of permanent equity on the consolidated balance sheets.

The fair value of the Series A, Series AA, and Series B preferred stock was estimated by the Company's board of directors with assistance from a third-party valuation that utilized methodologies and assumptions consistent with the Company's most recent common stock valuations, including on a minority, nonmarketable interest basis.

8.	Equity Incentive Plan

In 2012, the Company adopted an Equity Incentive Plan (the Plan) pursuant to which the Company's board of directors may grant stock options and restricted stock to officers, key employees, and consultants. The Company is authorized to issue up to 12,612,461 shares under the Plan. The exercise price for incentive stock options and nonqualified options may not be less than 100% and 85%, respectively, of the fair value of the Company's common stock at the grant date. Options granted are exercisable over a maximum term of 10 years from the date of the grant and generally vest over a period of 4 years, where 25% vest on the first anniversary and monthly vesting thereafter. Vested but unexercised options expire three months after termination of employment with the Company.

Shares available for future issuance under the Plan are as follows:

Year Ended January 31, 2018
Available as of beginning of year	649,047
Additional shares authorized	2,243,086
Stock option grants	(3,592,633)
Cancellations	2,360,566
Stock repurchased	11,487
1,671,553

Stock Options
Data pertaining to stock option activity under the plans was as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 31, 2017	8,215,663	$1.73	8.86	$4,522
Granted	3,592,633	2.22
Exercised	(422,307)	1.54
Canceled or expired	(2,360,566)	2.11
Outstanding at January 31, 2018	9,025,423	$1.83	8.30	$3,570
Options vested and expected to vest as of January 31, 2018	8,239,862	$1.80	8.22	$3,511
Options exercisable as of January 31, 2018	4,249,463	$1.58	7.74	$2,751

The weighted average grant date fair value of options granted during the year ended January 31, 2018 was $1.14 per share. The total intrinsic value of stock options exercised during the year ended January 31, 2018 was $0.3 million. The total grant-date fair value of stock options vested was $2.5 million during the year ended January 31, 2018.

As of January 31, 2018, there was a total of $4.0 million of unrecognized stock-based compensation expense, which is expected to be recognized over a weighted-average period of 2.7 years.

The following table summarizes information about stock options outstanding under the option plan as of January 31, 2018:

	Options Outstanding			Options Exercisable
Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$0.12	160,785	5.86	$0.12	156,843	$0.12
0.82	945,357	6.71	0.82	782,832	0.82
0.85	730,461	6.98	0.85	554,460	0.85
0.90	502,368	7.26	0.90	342,097	0.90
0.92	171,087	7.66	0.92	108,480	0.92
2.03	1,060,333	8.72	2.03	507,207	2.03
2.33	2,451,267	8.14	2.33	1,407,945	2.33
2.24	2,098,102	9.26	2.24	384,777	2.24
$2.17	905,663	9.78	$2.17	4,822	$2.17
	9,025,423			4,249,463

Stock-Based Compensation
Total stock-based compensation expense was as follows (in thousands):

Year Ended January 31, 2018
Cost of revenues	$42
Research and development	507
Sales and marketing	974
General and administrative	472
$1,995

Stock-based compensation expense excludes $39 thousand related to capitalized software development costs during the year ended January 31, 2018.

The range of assumptions used as inputs into the BSM option pricing model are provided in the following table:

Year Ended January 31, 2018
Fair value of common stock	$ 2.17 - $ 2.24
Expected volatility	52.70% - 54.37%
Expected dividend yield	0%
Risk-free rate	1.85% - 2.18%
Expected term (in years)	5.65 - 6.82

9.	Employee Benefit Plan

In January 2016, the Company adopted a defined-contribution retirement plan (the 401(k) Plan), which qualifies under Section 401(k) of the Internal Revenue Code of 1996. This 401(k) Plan covers essentially all employees. Eligible employees may make voluntary contributions to the 401(k) Plan up to the statutory annual limitations, and the Company is allowed to make discretionary contributions. The Company has made no discretionary contributions during the year ended January 31, 2018.

10.	Revolving Credit Agreement

In September 2017, the Company entered into a two-year revolving credit agreement which provides for a $15.0 million revolving loan facility (the "revolving credit facility"). Borrowings under the revolving credit facility bear interest at an annual rate based on prime rate plus a spread of 0.25%. In conjunction with the revolving credit facility, the Company paid upfront issuance fees of $18 thousand, which are being amortized over a one-year term.

The revolving credit facility contains customary conditions to change of control, mergers and acquisitions, borrowing, events of default and covenants, including covenants that restrict the Company's ability to incur indebtedness, grant liens, make distributions to holders of the Company or its subsidiaries' equity interests, make investments, or engage in transactions with its affiliates. In addition, the revolving credit facility contains financial covenants, including minimum net revenue covenants. The Company was in compliance with the covenants of the revolving credit facility as of January 31, 2018.

The Company's total available borrowing capacity under the revolving credit facility was $15.0 million as of January 31, 2018.

11.	Commitments and Contingencies

Leases
The Company leases office space in San Francisco under a noncancelable operating lease that expires in fiscal 2021, with a renewal option for a period of three years. Rent expense was $1.6 million for the year ended January 31, 2018. Minimum rent payments are recognized on a straight-line basis over the term of the lease including any periods of free rent and rent concessions. The Company includes the impact of future rent concessions in rent expense, to the extent these amounts are reasonably estimable and likely to be earned.

Future minimum lease payments under noncancelable operating leases as of January 31, 2018, excluding estimated rent concessions, are as follows:

Years Ending January 31,
2019	$1,672.0
2020	1,723.0
2021	289.0
$3,684.0

Legal Matters
From time to time in the normal course of business, the Company may be subject to various legal matters such as threatened or pending claims or proceedings. There were no such matters as of January 31, 2018.

12.	Subsequent Events

The Company evaluated subsequent events through May 25, 2018, the date the financial statements were available to be issued.

In May 2018, the Company granted 1,815,411 stock options to employees at an exercise price of $2.22 per share.

In May 2018, the Company entered into an agreement with Amazon Web Services, committing to pay $2.4 million over the course of a one-year period for hosting services. The service period is from June 1, 2018 until May 31, 2019.

13. Subsequent Events - Unaudited
In connection with the reissuance of the consolidated financial statements, the Company has evaluated subsequent events through February 25, 2019, the date the consolidated financial statements were available to be reissued.
On December 19, 2018, the Company was acquired by Autodesk, Inc. for preliminary purchase consideration of approximately $777.6 million paid in exchange for all of the outstanding equity interests of PlanGrid, consisting of cash payments to holders of PlanGrid common and preferred stock, and vested stock options; the issuance of replacement awards in exchange for PlanGrid partially vested stock options and partially vested RSUs.
In December 2018, the Company terminated this revolving credit facility and paid a $75,000 termination fee. There were no amounts outstanding under the revolving credit facility as of the termination date.